UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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bebe stores, inc.
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD NOVEMBER 3, 2009
PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
GENERAL INFORMATION
PROPOSAL NO. 1 ELECTION OF DIRECTORS
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END (1)
OPTION EXERCISES AND STOCK VESTED
REPORT OF THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE
PROPOSAL NO. 2
PRINCIPAL ACCOUNTING FIRM FEES
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
REPORT OF THE AUDIT COMMITTEE
SHAREHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING
TRANSACTION OF OTHER BUSINESS

400 Valley Drive
Brisbane, California 94005
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD NOVEMBER 3, 2009

Dear Shareholder:

You are invited to attend the Annual Meeting of Shareholders of bebe stores, inc., a California corporation, which will be held on November 3, 2009, at 9:00 a.m. local time, at our principal executive offices located at 400 Valley Drive, Brisbane, California 94005 for the following purposes:

1.	To elect the five director nominees named in the Proxy Statement to hold office for a one-year term and until their respective successors are duly elected and qualified.

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending July 3, 2010.

3.	To transact such other business as may come properly before the meeting or any adjournment or postponement thereof.

Shareholders of record at the close of business on September 25, 2009 are entitled to notice of, and to vote at, the meeting and adjournments or postponements of the meeting.

By Order of the board of directors,

Manny Mashouf
Chief Executive Officer and Chairman of the Board

Brisbane, California
October 15, 2009

400 Valley Drive
Brisbane, California 94005

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

The accompanying proxy is solicited by the board of directors of bebe stores, inc., a California corporation, for use at our Annual Meeting of Shareholders to be held on November 3, 2009, or any adjournment or postponements of the meeting, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

GENERAL INFORMATION

Annual Report
Our annual report on Form 10-K for the fiscal year ended July 4, 2009 is enclosed with this proxy statement.

Voting Securities
Only shareholders of record as of the close of business on September 25, 2009 will be entitled to vote at the meeting and any adjournment or postponement thereof. As of that date, we had 86,780,971 shares of common stock outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting of Shareholders. Shareholders may vote in person or by proxy. Each shareholder of record is entitled to one vote for each share of stock held by him, or her or it. Our bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

We are mailing this proxy statement, the accompanying proxy and the accompanying annual report on Form 10-K for the fiscal year ended July 4, 2009 on or about October 15, 2009 to all shareholders entitled to vote at the Annual Meeting.

Broker Non-Votes
A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors and ratification of auditors.

Solicitation of Proxies
We will bear the cost of soliciting proxies. In addition to soliciting shareholders by mail through our employees, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and will reimburse them for their reasonable, out-of-pocket expenses. We may use the services of our officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.

Voting of Proxies
All shares represented by a valid proxy received prior to the meeting will be voted, and where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, except in the case of a broker non-vote, the shares will be voted in favor of the proposals. A shareholder giving a proxy has the power to revoke his, her or its proxy, at any time prior to the time it is voted, by delivering to our

Legal Department, at our principal offices located at 400 Valley Drive, Brisbane, California 94005, a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

Delivery of Proxy Statement
To reduce the expense of delivering duplicate voting materials to our shareholders who may have more than one bebe stock account in one household, with your consent and unless otherwise requested, we will deliver only one set of voting materials, which includes the proxy statement, proxy cards and the 2009 annual report on Form 10-K, to shareholders who share the same address.

If you share an address with another shareholder and have received only one set of voting materials, you may write or call us to request a separate copy of these materials at no cost to you. For future annual meetings, you may request separate voting materials, or request that we send only one set of voting materials to you if you are receiving multiple copies, by calling our Legal Department at: (415) 715-3900, or by writing to us at: bebe stores, inc., 400 Valley Drive, Brisbane, California 94005.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on November 3, 2009: this proxy statement and our 2009 Annual Report on Form 10-K are available on the Investors Relations page at www.bebe.com.

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PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our board of directors currently consists of five directors. At the recommendation of the board of directors’ Nominating and Corporate Governance Committee, the board of directors has designated five director nominees for election at the Annual Meeting of Shareholders. If elected, the nominees will serve as directors until our Annual Meeting of Shareholders in 2010 and until their respective successors are duly elected and qualified, or until their earlier resignation or removal. If a nominee declines to serve or becomes unavailable for any reason, or if another vacancy occurs before the election, although management knows of no reason to anticipate that this will occur, the proxies may be voted for such substitute nominee the board of directors may designate.

Vote Required and Board of Directors’ Recommendation

If a quorum representing a majority of all outstanding shares of common stock is present, either in person or by proxy, the five nominees for director receiving the highest number of votes “for” will be elected. If no choice is indicated, the shares will be voted in favor of election. Broker non-votes will be counted as present for purposes of determining the presence of a quorum, but will not have an effect on the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED BELOW.

Director-Nominees

The table below sets forth our director-nominees to be elected at this meeting, and information concerning their age and background:

Name	Age	Position

Manny Mashouf	71	Chairman and Chief Executive Office
Barbara Bass	58	Director
Cynthia Cohen	56	Director
Corrado Federico	68	Director
Caden Wang	57	Director

Manny Mashouf founded bebe stores, inc. and has served as Chairman of the Board since our incorporation in 1976. Mr. Mashouf served as our Chief Executive Officer from 1976 to February 2004 and reassumed the position in January 2009 and continues to serve in this capacity. Mr. Mashouf is the uncle of Hamid Mashouf, Vice President of Information Systems and Technology.

Barbara Bass has served as a director since February 1997. Ms. Bass also currently serves on the boards of directors of Starbucks Corporation and DFS Group Limited. From 1993 to approximately 2007, Ms. Bass served as President of the Gerson Bakar Foundation, and since then has held the position of Chief Executive Officer. She also has served as Chief Executive Officer of the Achieve Foundation since 2007. From 1989 to 1992, Ms. Bass served as President and Chief Executive Officer of the Emporium Weinstock Division of Carter Hawley Hale Stores, Inc., a department store chain.

Cynthia Cohen has served as a director since December 2003 and Lead Independent Director since January 2009. She also currently serves on the boards of directors of Steiner Leisure Ltd. and Equity One, Inc., as well as several privately held companies. Ms. Cohen serves on the Executive Advisory Board for the Center for Retailing Education and Research at the University of Florida and is founder and President of Strategic Mindshare, a strategy consulting firm. Prior to founding Strategic Mindshare in 1990, she was a Partner in Management Consulting with Deloitte & Touche LLP.

Corrado Federico has served as a director since November 1996. From approximately 1997 through 2008, Mr. Federico served on the Board of Directors for Hot Topic, a publicly traded company. Mr. Federico was President of Solaris Properties until December 2008 and has served as the President of Corado, Inc., a land development firm, since 1991. From 1986 to 1991, Mr. Federico held the position of President and Chief Executive Officer of Esprit de Corp, Inc., a wholesaler and retailer of junior and children’s apparel, footwear and accessories.

Caden Wang has served as a director since October 2003. Since 2005, Mr. Wang has also served on the board of directors of Leapfrog Enterprises, Inc. From 1999 to 2001, Mr. Wang served as Executive Vice President and Chief Financial Officer of LVMH Selective Retailing Group, which included international retail holdings such as DFS, Sephora, and Miami Cruiseline Services. Mr. Wang previously served on the board of directors of Fossil, Inc. and as Chief Financial Officer for travel retailer DFS and retail companies Gumps and Cost Plus. Mr. Wang is a Certified Public Accountant.

Independence

The board of directors has determined that each of Barbara Bass, Cynthia Cohen, Caden Wang and Corrado Federico is independent for purposes of the Nasdaq Listing Rules.

Director Compensation

Our non-employee directors are paid a fee of $4,000 for each meeting of the board of directors that they attend in person and $750 for the third and subsequent telephonic meetings of the board of directors that they attend during a fiscal year. For each meeting attended of the Audit Committee, committee members are paid $1,250 and the chairman of the committee is paid $3,000. For each meeting attended of the Compensation and Management Development Committee and the Nominating and Corporate Governance Committee, committee members are paid $1,250 and the Chairman of the committee is paid $2,500. For each meeting attended of a Special Committee, the Chairman and committee members are each paid $1,250. We also reimburse all directors for their expenses incurred in attending meetings.

In fiscal 2009, each of our non-employee directors received a restricted stock unit award of 3,669 shares, which was calculated in advance, using the Black-Scholes value methodology, to represent approximately $25,000 in value based on the closing price of our common stock on the date of the 2008 annual meeting of shareholders and was awarded that same day. These awards vest one year after the award date if the director remains a board member through the would-be vesting date. Each restricted stock unit represents a right to receive a share of stock on a date determined in accordance with the provisions of our 1997 Stock Plan, as amended, and the participant’s restricted stock units agreement.

In addition, during fiscal 2009, we granted each non-employee director an option to purchase 52,067 shares of our common stock, which was calculated to represent approximately $150,000 in value based on the closing price on the day of the annual shareholder’s meeting and was awarded that same day. These awards vest over four years, with 20% of the award vesting on each of the first and second anniversaries of the date of grant and 30% of the award vesting on each of the third and fourth anniversaries of the date of grant.

Fiscal 2009 Total Director Compensation

	Fees earned
	or paid in	Stock	Option	Total ($)
Name(1)	Cash	Awards ($)(2)	Awards ($)(3)

Barbara Bass	$36,250	24,687	164,858	225,795
Cynthia Cohen	$47,500	24,687	164,858	237,045
Corrado Federico	$37,500	24,687	164,858	227,045
Caden Wang	$46,750	24,687	164,858	236,295

(1)	We compensate our Chairman of the Board and Chief Executive Officer, Manny Mashouf, in his capacity as our chief executive officer; he receives no compensation in his capacity as director. For further information about executive officer compensation, see COMPENSATION DISCUSSION AND ANALYSIS and accompanying tables and charts.

(2)	The amounts listed in this column are the aggregate grant date fair values and compensation cost of all restricted share awards recognized by us in fiscal 2009, determined in accordance with FAS 123(R). Assumptions used to calculate the values of the stock awards are set forth under footnote 9 in our Form 10-K filing for the fiscal year ended July 4, 2009. In fiscal 2009, each non-employee director was granted a restricted stock unit award of 3,669 shares with a grant date fair value of $24,547 (or $6.69 per unit).

At the end of fiscal 2009, each listed director held 3,669 restricted stock units, all of which will vest, assuming continuing board member status, within 60 days of October 1, 2009 and 2,015 restricted shares, all of which are fully vested.

(3)	The amounts listed in this column are the aggregate grant date fair values and compensation cost of all options recognized by us in fiscal 2009, determined in accordance with FAS 123R. Assumptions used to calculate the values of the stock option awards are set forth under footnote 9 in our Form 10-K filing for the fiscal year ended July 4, 2009. In fiscal 2009, each non-employee director was granted options to purchase 52,067 shares of our common stock with a grant date fair value of $162,819 (or $3.13 per share).

The number of stock options held by each listed director at the end of fiscal 2009 are as follows: Barbara Bass – 114,128 (vested) and 92,547 (unvested, which include options which are scheduled to vest within 60 days of October 1, 2009); Cynthia Cohen – 80,378 (vested) and 92,547 (unvested, which include options which are scheduled to vest within 60 days of October 1, 2009); Corrado Federico – 105,691(vested) and 92,547 (unvested, which include options which are scheduled to vest within 60 days of October 1, 2009); and Caden Wang – 70,676 (vested) and 92,547 (unvested, which include options which are scheduled to vest within 60 days of October 1, 2009).

Options awarded during fiscal 2006 and later vest over four years, with 20% of the award vesting on each of the first and second anniversaries of the date of grant and 30% of the award vesting on each of the third and fourth anniversaries of the date of grant; options awarded prior to fiscal 2006 vested on a slightly different schedule, however all such awards have fully vested as of July 4, 2009 (year end fiscal 2009)

CORPORATE GOVERNANCE MATTERS

Board Meetings

During the fiscal year ended July 4, 2009, the board of directors held 11 meetings. Each director serving on our board in fiscal year 2009 attended at least 80% of the meetings of the board of directors and the committees on which he or she serves.

Audit Committee

The members of the Audit Committee are Cynthia Cohen, Corrado Federico and Caden Wang (Chairman). Mr. Federico replaced Ms. Bass on the Audit Committee on February 3, 2009. (Ms. Bass’s status as a member of the board and its other committees did not change.) Our board of directors has determined that Mr. Wang is an audit committee financial expert, as defined by the rules of the SEC.

The primary purpose of the Audit Committee is the oversight of the integrity of the financial reports and other financial information provided by us to any governmental body or to the public and the oversight of our compliance with legal and regulatory requirements. The Audit Committee is responsible for the engagement, retention, compensation and oversight of our independent registered public accounting firm, including review of their qualifications, independence and performance, and the review and approval of the fee arrangements and terms of engagement, including the planned scope of the audit as well as any non-audit services that may be performed by them. The Audit Committee is responsible for reviewing with management and our auditors the adequacy of internal financial controls, reviewing our critical accounting policies and the application of accounting principles, reviewing and approving any related party transactions and preparing any related report required by the rules of the SEC.

During the fiscal year ended July 4, 2009, the Audit Committee held 6 meetings.

Our board of directors has determined that each member of the Audit Committee is independent for purposes of the Nasdaq Listing Rules.

Compensation and Management Development Committee

The members of the Compensation and Management Development Committee (Compensation Committee) are Barbara Bass (Chairperson), Cynthia Cohen and Corrado Federico.

The Compensation Committee is responsible for discharging the board of directors’ responsibilities relating to compensation and benefits of our Chief Executive Officer, our other named executive officers and certain other of our employees as may be determined by the Compensation Committee, overseeing and approving our compensation policies and practices and preparing any related report required under the rules and regulations of the SEC. In carrying out these responsibilities, the Compensation Committee reviews all components of executive officer compensation for consistency with the Compensation Committee’s compensation philosophy in effect from time to time. In addition, the Compensation Committee is responsible for overseeing the development and implementation of management development plans and succession practices to ensure that we have sufficient management depth to support our continued growth and the talent needed to execute long term strategies in the event that one or more members of senior management retire or otherwise leave bebe.

During the fiscal year ended July 4, 2009, the Compensation Committee held 4 meetings.

Our board of directors has determined that each member of the Compensation Committee is independent for purposes of the Nasdaq Listing Rules.

Compensation Committee Interlocks and Insider Participation.

No member of the Compensation Committee is, or was during fiscal 2009, an officer or employee of ours or any of our subsidiaries or was formerly an officer of ours or any of our subsidiaries. No member of the Compensation Committee is, or was during fiscal 2009, an executive officer of another company whose board of directors has a comparable committee on which one of our executive officers serves.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee (Nominating Committee) are Barbara Bass, Cynthia Cohen (Chairperson), Caden Wang and Corrado Federico.

The primary responsibilities of the Nominating Committee are to identify individuals qualified to become members of our board of directors, recommend to our board of directors director nominees for each election of directors, develop and recommend to our board of directors criteria for selecting qualified director candidates, consider committee member qualifications, appointment and removal, recommend corporate governance principles, codes of conduct and compliance mechanisms applicable to bebe, and provide oversight in the evaluation of our board of directors and each of its committees.

During the fiscal year ended July 4, 2009, the Nominating Committee held 5 meetings.

Our board of directors has determined that each member of the Nominating Committee is independent for purposes of the Nasdaq Listing Rules.

Director Nominations

Consistent with its charter, the Nominating Committee will evaluate and recommend to our board of directors director nominees for each election of directors.

Director Qualifications

In fulfilling its responsibilities, the Nominating Committee considers the following factors in reviewing possible candidates for nomination as director:

•	the appropriate size of our board of directors and its committees;

•	the perceived needs of our board of directors for particular skills, background and business experience;

•	the skills, background, reputation, and business experience of nominees compared to the skills, background, reputation and business experience already possessed by other members of our board;

•	nominees’ independence from management;

•	applicable regulatory and listing requirements, including independence requirements and legal considerations, such as antitrust compliance;

•	the benefits of a constructive working relationship among directors; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The Nominating Committee’s goal is to assemble a board of directors that brings to bebe a variety of perspectives and skills derived from high quality business and professional experience. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the best interests of our shareholders. They must also have an inquisitive nature, objective perspective and mature judgment. Director candidates must have sufficient time available in the judgment of the Nominating Committee to perform all board and committee responsibilities.

Board members are expected to prepare for, attend and participate in all board and applicable committee meetings. They are also expected to visit our stores periodically and keep abreast of industry trends.

Other than the foregoing there are no stated minimum criteria for director nominees, although the Nominating Committee may also consider such other factors as it may deem, from time to time, are in the best interests of bebe and its shareholders. The Nominating Committee believes that it is preferable that at least one member of the board should meet the criteria for an “audit committee financial expert” as defined by SEC rules. The Nominating Committee also believes is appropriate for one or more key members of bebe’s management to participate as members of the board.

Throughout the fiscal year ended July 4, 2009, a majority of the members of the board were independent for purposes of the Nasdaq Listing Rules.

Identifying and Evaluating Candidates for Nomination as Director

The Nominating Committee annually evaluates the current members of our board of directors whose terms are expiring and who are willing to continue in service against the criteria set forth above in determining whether to recommend these directors for election. The Nominating Committee regularly assesses the optimum size of the board and its committees and the needs of the board for various skills, background and business experience in determining if the board requires additional candidates for nomination.

Candidates for nomination as director come to the attention of the Nominating Committee from time to time through incumbent directors, management, shareholders or third parties. These candidates may be considered at meetings of the Nominating Committee at any point during the year. Such candidates are evaluated against the criteria set forth above. If the Nominating Committee believes at any time that it is desirable that the board consider additional candidates for nomination, the Nominating Committee may poll directors and management for suggestions or conduct research to identify possible candidates and may engage, if the Nominating Committee believes it is appropriate, a third party search firm to assist in identifying qualified candidates.

The Nominating Committee will also evaluate any recommendation for director nominee proposed by a shareholder. In order to be evaluated in connection with the Nominating Committee’s established procedures for evaluating potential director nominees as it pertains to the next annual meeting of shareholders, any recommendation for director nominee submitted by a shareholder must be sent in writing to the Corporate Secretary, bebe stores, inc., 400 Valley Drive, Brisbane, CA 94005, at least 120 days prior to the anniversary of the date the proxy statement was mailed to shareholders in connection with the prior year’s annual meeting of shareholders and must contain the following information:

•	the candidate’s name, age, contact information and present principal occupation or employment; and

•	a description of the candidate’s qualifications, skills, background and business experience during, at a minimum, the last five years, including his/her principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed or served as a director.

In addition, our bylaws permit shareholders to nominate directors for consideration at an annual meeting. For more information, see below SHAREHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING below.

All directors and director nominees must submit a completed form of directors’ and officers’ questionnaire as part of the nominating process. The evaluation process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating Committee.

The Nominating Committee will evaluate incumbent directors, as well as candidates for director nominees submitted by directors, management and shareholders consistently using the criteria stated in this policy and will select the nominees that in the Nominating Committee’s judgment best suit the needs of the board of directors at that time.

 Committee Charters and Other Corporate Governance Materials

Our board of directors has adopted charters for its Audit, Compensation and Management Development, and Nominating and Corporate Governance Committees. Our board of directors has also adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors. In addition, it has adopted Corporate Governance Principles and Practices for the board of directors that address the composition of the board, criteria for board membership and other board matters. Links to these materials are available on our website, www.bebe.com, under “Corporate Governance.”

Certain Relationships and Related Transactions

Our Audit Committee monitors and reviews related party transactions for potential conflicts of interest and other potential improprieties. In doing so, the Audit Committee applies our Code of Business Conduct and Ethics, which provides that directors, officers and all other employees are expected to avoid any situation in which personal, family or financial interests conflict or even appear to conflict with our interest. The Corporate Governance Principles and Practices of our board of directors requires that a director who has any concerns about a potential conflict of interest shall consult with the board in advance of taking any action, position or interest which might conflict with his or her duties to us.

Manny Mashouf is the uncle of Hamid Mashouf, our Vice President, Information Systems and Technology. In fiscal 2009, Hamid Mashouf received a salary of approximately $206,268. In addition Hamid Mashouf is eligible to receive stock options in accordance with our compensation policies for our officers. In fiscal 2009, Hamid Mashouf was granted options to purchase 7,000 shares at an exercise price of $10.01 per share, the fair market value of our common stock on the date of grant, and was also awarded 2,500 performance based Restricted Stock Units (however, performance was not met and thus the RSUs were never granted).

Except as disclosed above or otherwise disclosed in this proxy statement, during the fiscal year ended July 4, 2009, there was not any, nor is there any currently proposed transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $120,000, and in which any executive officer, director or holder of more than 5% of any class of our voting securities and members of that person’s immediate family had or will have a direct or indirect material interest.

We have entered into indemnification agreements with each of our executive officers and directors. Such indemnification agreements require us to indemnify these individuals to the fullest extent permitted by law.

 Communications with Directors

Shareholders may communicate with any and all of our directors by transmitting correspondence by mail, facsimile or email, addressed as follows:

Board of Directors
c/o Corporate Secretary
bebe stores, inc.
400 Valley Drive
Brisbane, CA 94005
Facsimile: 415-657-4424
Email: lsmith@bebe.com

The Corporate Secretary will maintain a log of such communications and transmit as soon as practicable such communications to the identified director addressee(s), unless there are safety or security concerns that mitigate against further transmission of the communication or the communication relates to commercial matters not related to the shareholder’s stock ownership, as determined by the Corporate Secretary in consultation with legal counsel. The board of directors or individual directors so addressed shall be advised of any communication withheld for safety, security or other reasons as soon as practicable.

We will make every effort to schedule our annual meeting of shareholders at a time and date to maximize attendance by directors taking into account the directors’ schedules. We believe that annual meetings provide an opportunity for shareholders to communicate with directors. Last year, all of our directors attended our annual meeting of shareholders.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

The Compensation Committee’s compensation philosophy is to pay its executives for performance, to align their Total Direct Compensation (as defined below) to shareholder value and to offer and maintain competitive compensation packages in order to attract and retain well qualified executives.

Accordingly, an executive’s cash compensation components (made up of Base Salary and Incentive Cash Compensation (or Bonus)) is generally targeted below the median of salaries among our peer competitive companies doing business within the apparel and specialty retail industry and the long term compensation components (made up of Stock Options and/or Restricted Stock Units) are used to bring an executive’s Total Direct Compensation to approximately the median of Total Direct Compensation levels among such companies. Total Direct Compensation and each compensation component therein is identified and further discussed below.

The Compensation Committee meets to consider, establish and/or approve the compensation of our Chief Executive Officer and other executive officers on an annual basis, or at the time of hire, promotion or other change in responsibilities.

In order to assist the Compensation Committee in determining appropriate levels of compensation for our executive officers, the Compensation Committee engages a compensation consultant, who provides the Committee with certain compensation surveys. These surveys identify and analyze compensation awarded to CEOs and other executive officers at peer competitive companies and also compare our one and three year financial performance against that of our peer competitive companies, generated over generally the same period.

For each of fiscal years 2008, 2009 and 2010, the Compensation Committee engaged the compensation consultant Towers Perrin who provided compensation and performance information from sixteen (16) companies doing business within the apparel and specialty retail industry. These companies are referred to throughout this section as “Benchmark Companies” and include: Guess?, Inc., Chicos FAS, Inc., Gymboree Corp., Urban Outfitters, Inc., Aeropostale Inc., Buckle, Inc., Cache, Inc., Charlotte Russe Holding Inc., Christopher & Banks Corp., Coldwater Creek Inc., Dress Barn Inc., Hot Topic Inc., Jos. A. Bank Clothiers Inc., Pacific Sunwear of California Inc., Tween Brands Inc., and Wet Seal Inc.

The Committee then compared each of our executive officer’s base, bonus, long-term compensation and Total Direct Compensation to those components awarded to similar positions at the Benchmark Companies, as available. The Committee used the surveys for guidance only and did not apply them rigidly.

The most recent survey provided by our compensation consultant compared our financial and performance numbers from fiscal year 2009 (ending July 4, 2009) in categories of net sales, net income, total shareholder return and market value to the most recent and publicly available numbers in the same categories taken from the Benchmark Companies. Due to the fact that Benchmark Companies and bebe publicly report their results and compensation details at different times throughout any given year, it is not possible to compare numbers for the identical periods of time. When comparing our fiscal year 2009 numbers to those reported by the Benchmark Companies during the previous year (as of January 2009), our numbers compared and ranked as follows:

	bebe results	Percentile	Percentile	Percentile
	yr. ended 7/4/09	Rank	1-Yr Growth Rank	3-Yr Growth Rank

Total sales	$603	14
Sales 1-yr growth	(12)%		4
Sales 3-yr growth	1%			12
Income	$13	39
Income 1-yr growth	(79)%		28
Income 3-yr growth	(44)%			41
Market Value	$596	50
Total Shareholder Return 1-yr	(27)%		41
Total Shareholder Return 3-yr	(22)%			38

Numbers listed with $ are in millions; numbers listed with % are compounded annual growth rates; market value and shareholder return numbers are as of 6/30/09.

Towers Perrin did not perform any other services for us during the fiscal year.

Total Direct Compensation

Total Direct Compensation is the sum of base salary, incentive cash (bonus) and long-term compensation, currently delivered through stock option and/or restricted stock unit awards. The Compensation Committee considers a number of factors when determining the amount of Total Direct Compensation to award executive officers each year. These factors include: individual performance; performance of the overall business as well as the relevant individual business unit(s); recommendations from both management and the committee’s compensation consultant; competitive market data for the previous one and three year periods; broad trends in executive compensation; retention considerations; and internal pay equity. Again, per our Compensation Philosophy, we generally endeavor to bring our executives’ Total Direct Compensation levels to approximately the median of Total Direct Compensation levels found for similar positions in our Benchmark Companies, while the Compensation Committee retains discretion to set an individual’s Total Direct Compensation at either below or above such median as it deems warranted.

Management Changes

In January 2009, Mr. Mashouf replaced Mr. Greg Scott as Chief Executive Officer. At the time Mr. Mashouf assumed the position of CEO, the Compensation Committee did not make available the potential for bonus, nor award any long term incentives, to Mr. Mashouf. Therefore, except as may be otherwise noted, he is included in the certain tables, below, but there is no discussion about Mr. Mashouf in the bonus or long term incentive sections.

As he retained the CEO position for a portion of the year, Mr. Scott is included in certain tables, to the extent pertinent, in the discussion of compensation component sections below, even though he is no longer employed by us. Due to his departure from the company prior to year end, no bonus was payable to Mr. Scott, thus there is no discussion regarding what was his bonus payout potential, goals and weight allocation.

Lastly, the Company hired Ms. Kathleen Fong-Lee on June 24, 2009 (with only approximately 1 week remaining in fiscal 2009). Accordingly, Ms. Fong-Lee did not have any potential for bonus or long-term incentive during fiscal 2009 and therefore, except as may be noted otherwise, will not be discussed in those sections. However, because she qualifies as one of our Named Executive Officers for fiscal 2009, Ms. Fong-Lee is included in applicable tables and discussions, below.

Compensation Components

Base Salary

In determining base salaries, the Compensation Committee reviews a number of factors including: the ranges of base salary for similar positions paid within the apparel retail industry; individual performance during the prior year; and the level, size and complexity of responsibility of the position.

In aiding with its assessment of individual performance for each executive officer, (except that of the Chief Executive Officer), the Committee reviews recommendations from the Chief Executive Officer who annually evaluates the performance of the other executive officers. Regarding the Chief Executive Officer, the Committee assesses his or her prior year performance over the previous year and places weighted emphasis on our financial performance, his or her specific expected contributions, and data taken from the compensation surveys.

Again, the combination of an executive’s base salary and incentive cash compensation is generally set below the median salary and bonus for a comparable position at the Benchmark Companies.

Incentive Cash Compensation

We maintain a cash bonus plan (“Cash Incentive Plan”) to reward certain of our employees for their contribution to our success and to provide incentive for them to help maximize our profitability.

Total Award Percentage

For fiscal 2009, the Compensation Committee adopted a Cash Incentive Plan where each eligible participant may receive an annual bonus equal to a certain percentage of his or her base salary (the percentage defined as “Total Award Percentage”). The particular percentage of salary established by the Compensation Committee for each executive officer ranges from 30% to 100%, based on the officer’s level of responsibility and comparative data taken from compensation surveys, with greater percentages applicable to the more senior executive officers. In fiscal 2009, the Total Award Percentage available by position included: 100% for the Chief Executive Officer; 60% for the Chief Operating Officer/Chief Financial Officer, the Chief Administrative Officer and President, bebe Sport; 50% for internal grade 14 employees (including the Vice President, Stores); and 30% for certain executive officers (none of which are Named Executive Officers).

Components of Total Award Percentage

For fiscal 2009, the Total Award Percentage would be earned based on the successful achievement, and as further described below, of some or all of the following three components:

(1)	the individual’s personal goals (objectives referred to herein as Management Bonus Objectives (or “MBOs”);
(2)	our achievement of targeted divisional performance; and/or
(3)	our achievement of target ranges of company net income or earnings (“Target Earnings”).

Each component’s goal or target is established by the Compensation Committee. The applicability and weight of each of these components within any executive’s Total Award Percentage is also set by the Committee and may vary depending on the individual’s particular position. For example, executive divisional heads will have a portion of their Total Award Percentage tied directly to divisional income or performance and those executives with positions having more direct effect on Target Earnings will have more of their Total Award Percentage weighted on our meeting Target Earnings goals.

In fiscal 2009, the exact weight of each component making up the Total Award Percentage for each named executive officers was as follows:

Mr. Parks (COO/CFO) and Ms. Wambach (CAO) - 25% based on MBOs and 75% based on company net income; and
Ms. Susan Powers (Senior Vice President, Stores) - 30% based on MBOs, 30% based on company comparable store sales (“CSS”), and 40% based on company net income.

Personal Goals or “MBOs”

At the beginning of each year, each executive officer submits his or her own proposed personal goals which (with the exception of those submitted by the Chief Executive Officer) are reviewed and/or initially revised by the Chief Executive Officer, supervisory executive management member(s), or the Compensation Committee itself, as appropriate. Then, in consultation with the Chief Executive Officer (and/or the appropriate supervisory executive management member), the Committee reviews, revises (as appropriate) and approves the final individual goals for each executive officer. Regarding the Chief Executive Officer, he or she submits his or her own proposed personal goals directly to the Compensation Committee for review, appropriate revision and ultimate approval.

Once approved by the Committee, each executive’s personal goals become that executive’s management bonus objectives (“MBOs”). Depending on the particular position held, examples of such MBOs include: total corporate or divisional comparative sales; comparable store sales (CSS), either company wide or divisional; operating profit; comparative gross margin dollars; inventory shrink; and other goals determined by the Committee to be appropriate as the individual. In addition, for certain positions in higher levels of management (including some of our executive officers), MBOs may also include additional performance targets that relate to company revenue or operating income and other performance results.

In fiscal 2009, the MBOs for the Named Executive Officers included the following:

Mr. Parks (COO/CFO) - top line revenues of $790 million, 1.9% CSS (company), 12.9% operating income, and a departmental budget of $8.42 million, not including IS&T expense;
Ms. Wambach (CAO) - bebe.com sales of $50.6 million, bebe.com divisional income of $23.8 million, international wholesale sales of $22.6 million, royalty revenue of $1.1 million, international and licensing income of $9.3 million with departmental budget numbers of $8.39 million, excluding human resources expense; and
Ms. Powers (Senior Vice President, Stores) - 1.9% CSS (bebe division), field compensation 9.8% of sales, 1.9% shrink, divisional sales $717 million and $10.62 million departmental budget.
(Mr. Mashouf (CEO) - at the time Mr. Mashouf assumed the role of CEO in January 2009, no potential bonus structure for fiscal 2009 was contemplated for him, however, rather than assigning him MBOs, the Compensation Committee assigned Mr. Mashouf the goal of reorganizing our management team.)

At the end of a fiscal year, and in consultation with the Chief Executive Officer (and/or supervisory executive management member as may be appropriate), the Committee will compare the performance of each executive against his or her MBOs. If the Compensation Committee determines that one or more of the executive’s MBOs was not met, the executive is not eligible for any component of the Total Award Percentage. However, if the Compensation Committee determines that all of the individual’s MBOs were achieved, then (1) the portion of potential Total Award Percentage assigned/weighted to his/her MBOs, is payable and (2) that individual would be eligible for the remaining components of the Total Award Percentage, or a portion thereof, as follows.

Remaining Components (non-MBOs)

If the Compensation Committee determines that the individual’s MBOs were achieved, each remaining component (or “non-MBOs”) of the individual’s potential Total Award Percentage would be earned and payable only to the extent that such component’s objective or target is met. To state two examples, the Target Earnings component of an individual’s potential Total Award only becomes payable if (and to the extent, see below) the Target Earnings goal is met and the divisional income component of the Total Award Percentage is payable only if the divisional income goal is met.

Additionally, there are two dynamics which apply specifically and only to the Target Earnings goal: (1) there is a certain minimum earnings level, as set by the Compensation Committee below which no Target Earnings component could be payable (in the case of fiscal 2009, the minimum earning level was set at $69.3 million with a par Target Earnings goal of $75.7 million, both numbers are highlighted in bold in the chart below) and (2) if at least such minimum earning level is achieved, the portion of the individual’s Total Award Percentage assigned as the Target Earnings component (for example, 75% in the case of the Chief Administrative Officer, see 2nd paragraph of Incentive Cash Compensation, above) is multiplied by a factor found on a sliding scale of between 50% and 200% (or a modifier of .5 to 2.0), depending on the actual level of earnings achieved. See the following chart and subsequent further explanation.

		%Earnings
		increased	Net				CAO/				<=
Step		over	Income	Modifier	CEO	COO	Div.	Grade	Grade	Grade	Grade
		previous	(in 000,000)				Pres.	14	13	9-12	8
		year(1)
50.0	%(2)	10.00%	69.30	0.50	50%	30%	30%	25%	15%	10%	5%
75.0	%(3)	15.00%	72.45	0.75	75%	45%	45%	38%	23%	15%	8%
100.0	%(4)	20.16%	75.70	1.00	100%	60%	60%	50%	30%	20%	10%
101.0%		21.36%	76.46	1.08	108%	65%	65%	54%	32%	22%	11%
104.0%		24.97%	78.73	1.16	116%	70%	70%	58%	35%	23%	12%
106.0%		27.37%	80.24	1.24	124%	74%	74%	62%	37%	25%	12%
108.0%		29.77%	81.76	1.32	132%	79%	79%	66%	40%	26%	13%
110.0%		32.17%	83.27	1.40	140%	84%	84%	70%	42%	28%	14%
112.0%		34.58%	84.78	1.48	148%	89%	89%	74%	44%	30%	15%
114.0%		36.98%	86.30	1.56	156%	94%	94%	78%	47%	31%	16%
116.0%		39.38%	87.81	1.64	164%	98%	98%	82%	49%	33%	16%
118.0%		41.79%	89.33	1.72	172%	103%	103%	86%	52%	34%	17%
120.0%		44.19%	90.84	1.80	180%	108%	108%	90%	54%	36%	18%
122.0%		46.59%	92.35	1.88	188%	113%	113%	94%	56%	38%	19%
124.0%		49.00%	93.87	1.96	196%	118%	118%	98%	59%	39%	20%
125.0	%(5)	50.20%	94.63	2.00	200%	120%	120%	100%	60%	40%	20%

(1)	Previous year FY08 net earnings (est) = 63.1mm

(2)	50% pay-out based on 10% increase over LY

(3)	75% pay-out based on 15% increase over LY

(4)	Par pay-out based on 20.16% increase over LY

(5)	200% pay-out based on 25% achievement over Par

The first column (labeled “step”) indicates the percentage of the goal actually achieved and is set from 50% to 125%. The row starting with the step 100% indicates the row that will apply if we achieved 100% of the par Target Earnings. (Again, in fiscal 2009, the Committee set this target earnings goal at $75.7 million - see 3rd row, 3rd column). The second column (labeled “%Earnings increased over previous year”) indicates the percentage by which our actual earnings for the year exceeded our previous year’s actual earnings. The third column (labeled “Net Income”) contains potential earnings goal number calculated by multiplying earnings we achieved in the previous year by the sum of 100 plus the percentage increase identified in the second column. The fourth column (labeled “modifier”) is the number which will be multiplied against the applicable percentage of an individual’s Total Award Percentage allocated to Target Earnings.

Upon verifying the actual year-end company earnings for the year the Compensation Committee would scroll down the 3rd column and identify such earnings number and, using the same row, will scroll across to find the correlating percentage number in the box on the right applicable to whichever position is at issue. The Committee will then take that correlated percentage number from the box on the right, which will now be the revised total percentage of that individual’s salary available for possible bonus, and multiply it against the individual’s base salary. The result will be the new total dollar amount available for potential bonus. Having both a new percentage of the individual’s salary and dollar amount available for potential bonus, the Committee will then determine which of the components were successfully achieved and pay out that percentage applicable to each component successfully achieved (again, the weight of each component is discussed in Incentive Cash Compensation, Components of Total Award Percentage above).

By way of example, and using the chart above, we look at the Senior Vice President, Stores position (which in fiscal 2009 had a starting bonus potential of 50% of base salary) and apply a hypothetical scenario where his/her base salary is $300,000, he/she successfully achieved his/her MBOs, the company did not achieve its comparable stores sales goal but the company did achieve (and exceeded) its net income goal, hypothetically earning $81 million. This level company earnings would place the individual in the 6th row. Then, scrolling to the right, the modifier would be 124%, thus the multiplier would be 1.24, and multiplied against the original bonus potential of 50%, the new potential bonus for the individual would be 62% (as correctly shown in the 6th row down in the Grade 14 column). The Committee would then, either taking the available percentage (62%) or the dollar value represented (62% of $300,000, or $186,000), and award the percentage of that total percentage or dollar value applicable to each component successfully achieved (again, subject to the individual successfully achieving his/her MBO’s, which in this hypothetical was the case). Since the Senior Vice President, Stores’ individual component percentages (as found in the 4th paragraph of Incentive cash Compensation, above) are 30% MBO, 30% company comparable store sales and 40% company net income (earnings), he/she would be awarded the 30% and 40% applicable to his/her MBOs and company earnings, respectively, but not the 30% applicable to the company’s comparable store sales component. Thus, in this hypothetical, this individual would receive a bonus of 70% of the possible 62% of his/her salary, or $130,200 (.7 x (.62 x $300,000)).

For fiscal 2009, the Compensation Committee assigned the remaining component goals (non-MBOs), allocated in the percentages as stated in Incentive Cash Compensation, Components of Total Award Percentage above, to the pertinent Named Executive Officer as follows:

Mr. Parks, Ms. Wambach and Ms. Powers - company net earnings of $75.7 million.

Stock Options

We believe that employee equity ownership provides executive officers with significant additional motivation to maximize value for our shareholders. Because stock options are granted with an exercise price equal to the prevailing market price as of the grant date, stock options will only have value if our stock price increases over the exercise price. Thus, the executive is further incentivized from the time of the grant to enhance sales, gross margin, productivity, control expenses and to otherwise contribute to conditions which will lead to increasing the stock price, which will in turn increase his or her stock option value. Due to the direct benefit executive officers receive through improved stock performance, we believe that stock options are a critical component to our compensation program from the perspective of both our executive officers and our shareholders as they serve to align the interests of the two.

Again Stock Options (and Restricted Stock Units, as described below) are generally used to bring an executive’s Total Direct Compensation up to approximately the median level Total Direct Compensation for his or her comparable position found in our Benchmark Companies. Thus, we believe Stock Options (and Restricted Stock Units) are critical components in our Compensation Philosophy as they provide additional means to both recruit quality candidates and retain our quality executives.

Accordingly, the Compensation Committee established an Option Grant Plan, which is implemented under our 1997 Stock Plan, pursuant to which the Compensation Committee grants options, whether based on time elapsing (“Time Based Options”) or performance achieved (“Performance Based Options”, as further discussed below), to our employees and executive officers.

Generally, the decisions whether to grant stock options, whether they will be Time Based Options or Performance Based Options and what will be the size of such grant, are determined in light of the relative responsibilities of the executive officer, his or her historical and/or expected contributions to the company as well as recruitment and retention considerations.

Certain newly hired executive officers receive relatively larger initial stock option grants in order to bring them up to competitive levels of annual compensation and to replace options forfeited as a result of joining us.

Annual grants may be awarded after the initial stock option grant in order to continue to tie an individual’s compensation to our financial performance and to shareholder value as well as address retention considerations. The Compensation Committee considers the relative size and value of the initial stock option grant to an executive officer when determining the appropriate size of the executive’s subsequent annual grant(s), if any.

An annual option grant will be made by the Compensation Committee, if at all, at its meeting scheduled in the third month of the first fiscal quarter of each fiscal year. All other option grants for which a request has been submitted for approval by our human resources department, such as grants made in connection with new hires, employee promotions and employee superior performance, would need to be approved by unanimous written consent by the Compensation Committee effective on the later of (a) the 15th (or, if occurring on a weekend or holiday, the next business day thereafter) of the month following the month in which the grant request was submitted or (b) the date the last signature from the Compensation Committee is received. However, in months in which we have an earnings release scheduled on or after the date on which such grants would otherwise become effective, the effective date of the grants approved by the Compensation Committee will be two business days following the earnings release.

Our Time Based Options vest annually over a four year period, subject to continuous employment, at the rate of 20% after each of the first and second anniversaries of grant and 30% after each of the third and fourth anniversaries. The purpose of this vesting schedule is to provide additional retention value for each option grant without extending the overall vesting period beyond four years.

Performance Based Options awarded under the plan may be “awarded” at any time and are tied to either the individual’s or business specific performance targets, as determined by the Compensation Committee. However, Performance Based Options would then be formally “granted” only upon the Compensation Committee’s determination of successful achievement of the applicable targets assigned. Upon awarding the Performance Based Options, the Committee would decide, at its discretion, whether the strike price would be set as the fair market value of our stock price as of the day of award or the day of the grant. In cases where the Committee chooses to use the date of the original award, it will have determined it beneficial to the company (in order to provide it with better retention value or increasing the chances for realization of the performance target) that they provide the executive with the added incentive of realizing the value of any increase in share price during the performance period. In most of these cases, the achieved performance target would have contributed at least in some manner to increasing the share price, thus further justifying providing the executive with such benefit. In either case, the Performance Based Option may be granted immediately upon determination of successful achievement of the established target or may have an additional time vesting feature, again, all as prospectively determined at the time of the award by the Compensation Committee.

Restricted Stock Units

In addition to having the characteristics similar to those associated with Stock Options, including aligning with shareholder interest, flexibility in crafting an executive’s Total Direct Compensation and recruitment and retention value, we believe that awards or grants of restricted stock units are appropriate when an executive or other officer has demonstrated a high level of performance. Therefore, the Committee has adopted a Restricted Stock Incentive Plan which is also implemented under our 1997 Stock Plan pursuant to which the

Compensation Committee may award or grant employees and executive officers restricted stock units (“RSUs”).

The determination of appropriateness and size of a restricted stock unit (RSU) award for an individual is based on that particular individual’s responsibilities and expected contribution as well as the Compensation Committee’s belief, and based on the recommendation of management where appropriate, that an RSU award is the best motivator for that particular individual.

A particular RSU award, at Compensation Committee discretion, is usually awarded either granting being subject to time elapsing (“Time Based RSUs”) with granting contingent upon certain performance goals being met and then possibly with an additional time vesting feature (“Performance Based RSUs”).

Performance Based RSUs awarded under this plan may be “awarded” at any time (but usually upon the hiring of the individual or during the first quarter of the applicable fiscal year) and are tied to either the individual’s or business specific performance targets, as determined by the Compensation Committee. However, these Performance Based RSUs would then be formally “granted” only upon the Compensation Committee’s determination of successful achievement of the applicable targets assigned. Again, upon such determination, the performance RSUs may have an additional time vesting feature, all as prospectively determined at the time of the award by the Compensation Committee.

Whether the particular awarded RSUs are Performance Based RSUs or Time Based RSUs, once they are actually granted (upon the successful achievement of the performance goal and/or completion of time period), they will then typically vest over a two year period, in equal annual installments on the first two anniversaries of the grant date.

Regarding Time Based RSUs, the timing of recommendation, request and Committee approval is identical to that which applies to stock options. See above, Compensation Components, Stock Options. Regarding Performance Based RSUs, the timing of recommendation, request and Committee approval is similar, except that the Committee will also meet after performance is due to determine if actual performance met the assigned goal(s) and whether to approve or deny the granting of such RSUs accordingly.

Deviation

In implementing any of the procedures described above in fiscal 2009, any deviation must be approved by the Compensation Committee.

2009 Compensation of Named Executive Officers

Total Compensation for the named executive officers payable in fiscal 2009 was established per the policies described above and is specifically described in the paragraphs that follow and in the SUMMARY COMPENSATION TABLE below.

Base Salary

In fiscal 2009, the base salary for each executive was carefully evaluated and determined after analyzing the results of the survey commissioned by the Compensation Committee, the reports and performance reviews provided by the Chief Executive Officer, company performance results and the other considerations described above. During its meeting at the commencement of fiscal year 2009, the Committee awarded none of the named executive officers base salary increases from their fiscal year 2008 levels. (Mr. Scott - $600,000; Mr.Mashouf - $368,000; Mr. Parks - $388,000; Ms. Wambach - $391,500; and Ms. Powers - $350,000.)

However, in January and February of 2009 respectively, and concurrent with the changes in management referenced earlier, the Compensation Committee increased Mr. Parks’ base annual salary rate from $388,000 to $450,000 and Ms. Wambach’s base annual salary rate from $391,500 to $441,000. Actual fiscal 2009 base salary details are shown in the SUMMARY COMPENSATION TABLE below. Ms. Lee started with the Company on June 24, 2009 and based on the considerations described above, the Compensation Committee set her base salary at the rate of $450,000 per year.

Incentive Cash Compensation

Our executives’ bonus goals and targets for fiscal 2009, which would have been the subject of any bonus actually paid out during fiscal 2010, were established by the Compensation Committee in accordance with the bonus plan described above. Upon reviewing executive performance for the fiscal year 2009, the Compensation Committee determined that one or more of each of the named executive officers’ individual MBOs were not achieved in fiscal 2009, so the Committee awarded no earned bonus to this group relative to fiscal 2009 performance, which is reflected in the SUMMARY COMPENSATION TABLE below. Regarding non-named executive officers, the Compensation Committee determined that, while some officers did meet their MBOs, it would not award any officers with MBO portions of Total Awards based on the fact that the company had failed to meet the minimum earnings threshold or other goals and their concern for the company based on past and present performance, traffic and macro-economic trends.

Stock Options

After considering the factors described above in Compensation Components, Stock Options, the Compensation Committee awarded the following named executive officers with the following Time Based Option grant awards: Mr. Scott - 100,000 shares; Mr. Parks - 50,000 shares; and Ms. Wambach - 50,000 shares. All such options were granted with strike prices equal to the NASDAQ listed closing prices for our stock on the particular grant date and are included in the GRANTS OF PLAN-BASED AWARDS AND OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END. Mr. Scott was also awarded 37,651 performance based options with vesting based on the achievement of certain EPS and CSS targets for fiscal 2009 (see GRANTS OF PLAN-BASED AWARDS); however, due to his departure prior to fiscal year end and none of the options vesting, no further description is included here.

Restricted Stock Units

During fiscal year 2009, the Compensation Committee elected to only use the above described Stock Options as the equity component of the Named Executive Officers’ Compensation, except with respect to a grant of restricted stock units to Ms. Fong-Lee in connection with her commencement of employment with the Company.

Benefits and Perquisites

We offer additional benefits designed to be competitive with overall market practices, and to attract and retain the talent needed in the Company. Our named executive officers are eligible to participate in our general benefit programs which we maintain for our eligible employees. The programs include a Section 401(k) plan (with Company matching contributions), employee stock purchase plan, health care coverage, life insurance, disability, paid time-off and paid holidays. We do not maintain a defined benefit pension plan or a nonqualified deferred compensation plan.

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SUMMARY COMPENSATION TABLE

The following table sets forth information for the fiscal years ended July 4, 2009, July 5, 2008 and July 7, 2007 concerning the compensation of our principal executive officer, principal financial officer and our three other most highly compensated executive officers, whose total compensation for the year ended July 4, 2009 exceeded $100,000 for services in all capacities to bebe and our subsidiaries (the “Named Executive Officers”). Again, for purposes of this proxy, compensation figures regarding Mr. Scott will be included even though he is no longer employed by us.

				Non-Equity
			Option	Incentive Plan	All Other
Name and		Salary	Awards	Compensation	Compensation	Total
Principal Position	Year	(1)	(2)	(3)	(4)	(5)

Manny Mashouf,	2009	368,000	0	0	0	368,000
Chairman and Chief Executive	2008	291,692	0	0	0	291,692
Officer	2007	188,461	0	0	0	188,461

Gregory Scott	2009	323,007	330,190(6)	0	276,923(6)	930,120
Chief Executive Officer	2008	600,000	2,134,073	0	0	2,734,073
	2007	592,310	2,562,016	0	0	3,154,326

Walter Parks	2009	418,800	461,541	0	1,682(7)	882,023
Chief Operating Officer and Chief	2008	386,000	997,238	0	2,241(7)	1,385,479
Financial Officer	2007	373,233	1,124,424	0	513(7)	1,498,170

Barbara	2009	408,808	136,057	0	2,057(7)	546,922
Wambach Chief	2008	387,000	979,541	0	3,100(7)	1,369,641
Administrative Officer	2007	365,402	1,448,831	0	3,000(7)	1,817,233

Kathleen Fong-Lee	2009	0	0	0	323,142(8)	323,142
President, bebe	2008	-	-	-	-	-
	2007	-	-	-	-	-

Susan Powers,	2009(9)	350,000	40,615	0	357(7)	390,972
Senior Vice President, Stores	2008(9)	350,000	10,746	0	291,000(10)	651,746
	2007	-	-	-	-	-

(1) All cash compensation received by each Named Executive Officer in fiscal 2009 is found in either the Salary or Non-Equity Incentive Plan Compensation column of this table. The figure shown in the Salary column of this table reflects the amount actually received by the Named Executive Officer, not such officer’s annual rate of pay for the fiscal year; reasons annual rates of pay may/would be higher than amounts shown in this table would include, but not be limited to, where the executive started or ended employment during the fiscal year, where his/her particular salary increase went into effect during the fiscal year or if the executive elected to take time off without pay. Due to the management changes described above, the salary numbers for fiscal year 2009 for Mr. Scott is reflective only of the partial year served in his role. The progression of Mr. Mashouf’s salary during the above reported period is as follows: in August 2006 (during fiscal 2007), Mr. Mashouf was paid based on his role as Company Chairman and voluntarily reduced his then rate of pay from $500,000 per year to $120,000 per year. This rate remained in place until November 2007 (during fiscal 2008) when the Compensation Committee raised his yearly salary rate to $368,000. This rate did not change through the end of fiscal 2009, even though Mr. Mashouf assumed the role of CEO in January 2009.

(2) Amounts shown are the compensation cost of the options recognized by us in fiscal 2009, 2008 and 2007 determined in accordance with FAS 123(R). Assumptions used to calculate the value of the stock awards are set forth under footnote 9 in our most recent 10-K filing for fiscal year ended July 4, 2009.

(3) Amounts listed, if any, were earned during fiscal year 2009 and paid in fiscal year 2010.

(4) Other Compensation includes items such as separation agreement payment, sign-on bonus, relocation reimbursement and 401k matching contributions, each as may be identified below.

(5) Total dollar value of all compensation.

(6) Mr. Scott became fully vested in the 100,000 time based option shares awarded him September 8, 2008, represented by the company’s recognized fiscal 2009 cost identified in Column 2, and was paid the amount shown in Column 4, both as part of a separation agreement between him and the company.

(7) Represents matching 401k contributions made by us.

(8) Ms. Lee joined us on June 24, 2009 (1 week prior to fiscal year-end). The only payment Ms. Lee received from us in fiscal 2009 was a sign-on bonus in the amount of $323,142, which is reflected in the Column 4.

(9) Ms. Powers joined us on April 2, 2007. As a result, compensation information is only provided for fiscal 2008 and 2009.

(10) Represents relocation expenses paid by us.

GRANTS OF PLAN-BASED AWARDS

The following table provides the specified information concerning grants of non-equity and equity based awards made during the fiscal year ended July 4, 2009, to the Named Executive Officers.

								All Other		All Other
								Stock		Option
								Awards:		Awards:			Grant Date
								Number of		Number of		Exercise or	Fair Value
		Estimated Future Payouts Under			Estimated Future Payouts Under			Shares of		Securities		Base Price	of Stock
	Grant	Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Stock or		Underlying		of Option	and Option
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units		Options		Awards	Awards (1)

Gregory Scott	9/08/08	-	-	-	-	-	-	37,651	(2)	-		$0	$368,195
	1/09/09	-	-	-	-	-	-	-		100,000	(3)	$10.01	$349,144

Walter Parks	9/08/08	-	-	-	-	-	-	-		50,000		$10.01	$190,620
	12/15/08	-	-	-	-	-	-	-		50,000		$6.11	$126.365

Barbara Wambach	9/08/08	-	-	-	-	-	-	-		50,000		$10.01	$190,620
	12/15/08	-	-	-	-	-	-	-		50,000		$6.11	$126,365

Kathleen Fong-Lee	6/24/09	-	-	-	-	-	-	18,996		-		$0.00	$121,174

Susan Powers	9/08/08	-	-	-	-	-	-	-		15,000		$10.01	$57,186

(1) These amounts reflect the value for accounting purposes for these awards and do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards (such as by exercising the stock option). The value of a stock option award is based on the fair value as of the grant date of such award determined pursuant to FAS 123(R). For additional information on the valuation assumptions underlying the grant date fair value of these awards, see footnote 9 in our most recent 10-K for the fiscal year ended July 5, 2008.

(2) In September, 2008, Mr. Scott was awarded 37,651 time-based RSUs; however due to Mr. Scott leaving in January 2009, these RSUs never vested.

(3) Original grant date was September 8, 2008, and pursuant to Mr. Scott’s severance agreement dated January 16, 2009, vesting of this option was accelerated and the option remains exercisable until January 9, 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
(1)

	Option Awards					Stock Awards
								Equity
								Incentive	Equity
							Market	Plan	Incentive
							Value	Awards:	Plan
			Equity				of	Number	Awards:
			Incentive				Shares	of	Market or
			Plan				or	Unearned	Payout
			Awards:				Units	Shares,	Value of
	Number of	Number of	Number of			Number of	of	Units or	Unearned
	Securities	Securities	Securities			Shares or	Stock	Other	Shares,
	Underlying	Underlying	Underlying			Unites of	That	Rights	Units or
	Unexercised	Unexercised	Unexercised			Stock That	Have	That	Other
	Options	Options (#)	Unearned	Option	Option	Have Not	Not	Have Not	Rights That
	(#)	Unexercisable	Options	Exercise	Expiration	Vested	Vested	Vested	Have Not
Name	Exercisable	(1)	(#)	Price	Date	(#)	(#)	(#)	Vested (#)
Manny Mashouf (2)	-	-	-	-	-	-	-	-	-

Greg Scott (3)	100,000	-	-	$10.01	1/9/10	-	-	-	-

Walter Parks (4)	152,036	-	-	$7.63	12/07/13	-	-	-	-

(5)	122,858	-	-	$17.45	12/07/14	-	-	-	-

(6)	10,500	4,500	-	$18.29	9/07/15	-	-	-	-

(7)	12,000	18,270	-	$21.30	9/07/16	-	-	-	-

(8)	10,000	40,000		$12.73	9/09/17

(9)	-	50,000		$10.01	9/07/18

(10)	-	50,000		$6.11	12/14/18

Barbara Wambach (11)	733,323	-	-	$8.63	2/16/14	-	-	-	-

(6)	7,000	3,000	-	$18.29	9/07/15	-	-	-	-

(7)	8,000	12,000	-	$21.30	9/07/16	-	-	-	-

(8)	10,000	40,000		$12.73	9/09/17	-	-	-	-

(9)	-	50,000		$10.01	9/07/18

(10)	-	50,000		$6.11	12/14/18

Kathleen Fong-Lee(12)	-	-	-	-	-	18,996	$121,174	-	-

Susan Powers(13)	10,797	14,203	-	$17.25	5/14/17	-	-	-	-

(9)	-	15,000		$10.01	9/07/18

(1)	Options granted during fiscal 2006 and later vest over four years, with 20% of the award vesting on each of the first and second anniversaries of the date of grant and 30% of the award vesting on each of the third and fourth anniversaries of the date of grant; options granted prior to fiscal 2006 vest over four years, with 20% of the award vesting upon the first anniversary of the grant date and the balance of the award vesting monthly thereafter at a rate of 20% during the second year from grant date, and 30% during each of the third and fourth years from grant date.

(2)	Mr. Mashouf, as founder and a holder of a majority of the company’s outstanding shares, has never been granted options.

(3)	Original grant date was September 8, 2008, and pursuant to Mr. Scott’s severance agreement dated January 16, 2009, vesting of this option was accelerated and the option remains exercisable until January 9, 2010.

(4)	Grant date was December 8, 2003 (Mr. Parks’ initial stock option grant).

(5)	Grant date was December 8, 2004 (second tranche from Mr. Parks’ initial stock option grant).

(6)	Grant date was September 8, 2005.

(7)	Grant date was September 8, 2006.

(8)	Grant date was September 10, 2007.

(9)	Grant date was September 8, 2008.

(10)	Grant date was December 15, 2008.

(11)	Grant date was February 17, 2004 (Ms. Wambach’s initial stock option grant).

(12)	Grant date was June 24, 2009 (Ms. Fong-Lee’s initial restricted stock award).

(13)	Grant date was May 15, 2007 (Ms. Powers initial stock option grant)

(14)	Grant date was September 8, 2008.

Balance of page intentionally left blank

OPTION EXERCISES AND STOCK VESTED

(During Fiscal 2009)

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)(1)	(#)	(#)(2)

Manny Mashouf	-	-	-	-

Gregory Scott	-	-	-	-

Walter Parks	-	-	-	-

Barbara Wambach	-	-	-	-

Kathleen Fong-Lee	-	-	-	-

Susan Powers	-	-	-	-

(1)	Any value which would have been listed would have been the difference between the option exercise price and the market price of the underlying shares at exercise, multiplied by the number of shares acquired upon exercise; however no options were exercised during fiscal 2009.

(2)	Any value which would have been listed would have been the closing stock price as listed on the NASDAQ stock exchange on the day of vesting multiplied by the number of shares vested; however, no stock awards vested in fiscal 2009.

Employment Contracts and Change in Control Arrangements

In the event of a Change in Control (as defined in the 1997 Plan), the vesting of restricted stock awards will be accelerated in full unless our right to reacquire the shares upon the participant’s termination of service is assigned to the entity employing the participant immediately after the Change in Control or to its parent or a subsidiary. Options and restricted stock units will become vested in full upon a Change in Control if they are not continued, assumed or replaced by the surviving company or its parent.

Except for an Offer Letter which sets forth the basic terms concerning an executive’s at-will employment relationship, we do not have any employment agreements with any of our named executive officers.

Additionally, other than is stated above and as described below, we do not have any change in control arrangements with any of our named executive officers.

Offer Letter - Kathleen Fong-Lee

Ms. Fong-Lee’s offer letter agreement dated June 24, 2009 provides for severance benefits in certain circumstances. If her employment is terminated other than for cause, disability or death, she is entitled to receive (i) continued payment of her base salary through the remainder of her three year employment term, payable in accordance with our normal pay schedule, (ii) the guaranteed portion of her bonus for the original three year employment term, payable each fiscal year when our annual bonuses are paid, and (iii) full vesting of time-based restricted stock units granted in year of termination.

In addition, if following a change in majority ownership of the Company following which Mr. Mashouf is no longer employed or affiliated with us, and Ms. Fong-Lee’s employment is terminated as a result, she is entitled to receive, in a lump payment, the base salary for the remaining employment term as well as the guaranteed portion of her bonus for the original three year employment term. In addition, she will receive full vesting of time-based restricted stock units granted in year of termination, as well as a new fully vested restricted stock unit grant with respect to shares that have a gross value of either $125,000 or $250,000, depending on whether one or two years remain in the original employment term (with the number of shares to be determined based on the value of our stock on her termination date and use of the Black Scholes method of valuation).

The following table sets forth the amount of potential payments to Ms. Fong-Lee (as described above) based on an assumed termination date of July 4, 2009:

	Severance (Not Related to a Change
	of Control)	Severance - Change of Control
Salary(1)	$1,350,000	$1,350,000

Bonus(2)	$405,000	$405,000

Equity Acceleration (RSUs)	$125,000	$125,000

Additional RSUs	$0	$250,000

Total	$1,880,000	$2,130,000

(1)	Base salary for the remainder of the employment term.

(2)	Guaranteed portion of bonus for the remainder of the employment term.

Separation Agreement - Gregory Scott

On January 16, 2009, we entered into a Separation Agreement with Mr. Scott (the “Separation Agreement”) in connection with the termination of his employment on January 9, 2009 (the “Termination Date”), and pursuant to such agreement, we agreed to provide the following separation benefits to Mr. Scott:

•	severance payments of an aggregate of $600,000, equal to one year of his annual base salary, paid in equal installments over the twelve (12) month period following the Termination Date in accordance with our normal payroll procedures;

•	continued medical and dental insurance coverage for 12 months following his Termination Date; and

•	accelerated vesting as of the Termination Date with respect to any previously unvested portion of the option to purchase 100,000 shares of common stock which was originally granted to Mr. Scott on September 8, 2008 (with such option to remain exercisable until January 9, 2010).

The following table summarizes the payments and benefits that were paid to Mr. Scott pursuant to the Separation Agreement during fiscal 2009:

Salary	$600,000

Equity Acceleration(1)	$0

Total	$600,000

(1)	For this table, no value is shown with respect to the equity acceleration for Mr. Scott’s stock option because the option exercise price per share ($10.01) exceeded the closing price of our common stock on the Termination Date ($6.00).

Section 162(m) of the Internal Revenue Code

We have considered the provisions of Section 162(m) of the Internal Revenue Code of 1986, and related Treasury Department regulations, which restrict deductibility of executive compensation paid to the certain Named Executive Officers holding office at the end of any year to the extent such compensation exceeds

$1,000,000 for any of such officers in any year and does not qualify for an exception under the statute or regulations. Income from options granted under our shareholder-approved 1997 Plan would generally qualify for an exemption from these restrictions so long as the options are granted by a committee whose members are outside directors within the meaning of Section 162(m) and have an exercise price no less than the fair market value of the underlying shares on the date of grant. We expect that the Compensation Committee will continue to be comprised of outside directors, and that to the extent such committee is not so constituted for any period of time, the options granted during such period will not be likely to result in compensation exceeding $1,000,000 in any year. The Compensation Committee does not believe in general that other components of our compensation will be likely to exceed $1,000,000 for any executive officer in the foreseeable future, and therefore concluded that no further action with respect to qualifying such compensation for deductibility is necessary at this time. In the future, the Compensation Committee will continue to evaluate the advisability of qualifying its executive compensation for deductibility under Section 162(m). The Compensation Committee’s policy is to qualify its executive compensation for deductibility under applicable tax laws as practicable.

REPORT OF THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE

Our Compensation and Management Development Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, our Compensation and Management Development Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and, through incorporation by reference from this proxy statement, our Annual Report on Form 10-K for the year ended July 4, 2009.

Barbara Bass, Chair
Cynthia Cohen
Corrado Federico

The foregoing Report of our Compensation and Management Development Committee does not constitute soliciting materials and shall not be deemed filed or incorporated by reference into any other filing by us with the SEC, except to the extent specifically incorporated by reference.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our board of directors has selected Deloitte & Touche LLP as the independent registered public accounting firm to audit our financial statements for the fiscal year ending July 3, 2010. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting of Shareholders with the opportunity to make a statement if the representative desires and to respond to appropriate questions.

Vote Required and Board of Directors’ Recommendation

Shareholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. Our board of directors, however, is submitting the selection of Deloitte & Touche LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee and the board of directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the board of directors in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of us and our shareholders.

The affirmative vote of a majority of votes cast at the Annual Meeting of Shareholders, at which a quorum is present, is required for approval of this proposal. If no vote is indicated, this will count as a vote for the proposal. However, abstentions and broker non-votes will not affect the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JULY 3, 2010.

PRINCIPAL ACCOUNTING FIRM FEES

The following table sets forth the aggregate fees billed to us for the fiscal years ended July 5, 2008 and July 4, 2009 by our principal accounting firm, Deloitte & Touche LLP:

	2008	2009

Audit Fees(1)	$898,800	$887,395

Total	$898,800	$887,395

(1)	Audit Fees consist of fees billed for professional services rendered in connection with the audit of our consolidated annual financial statements, the review of our interim consolidated financial statements included in quarterly reports, services related to internal controls and services that are normally provided in connection with statutory and regulatory filings and engagements.

The Audit Committee approves annually the services to be provided by Deloitte &Touche, LLP during the year before the year the services are provided. Accordingly, all of the services provided in fiscal 2009 were approved in advance by the Audit Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of September 1, 2009, with respect to the beneficial ownership of our common stock by (i) all persons known by us to be the beneficial owners of more than 5% of our outstanding common stock, (ii) each of our directors and director-nominees, (iii) each of our executive officers named in the Summary Compensation Table in this Proxy Statement and (iv) all of our executive officers and directors as a group:

	Shares Owned(1)
Name and Address of	Number	Percentage of
Beneficial Owners(2)	of Shares	Class%

Manny Mashouf(3)	46,276,688	53%
Neda Mashouf(4), c/o Warren Grant, Grant, Tani, Barash & Altman 9100 Wilshire Blvd., Suite 1000 West, Beverly Hills, CA 90212-3413	5,938,734	7
Barbara Bass(5)	163,182	*
Cynthia Cohen(6)	122,235	*
Corrado Federico(7)	154,745	*
Caden Wang(8)	112,533	*
Gregory Scott	100,000	*
Walter Parks	340,894	*
Barbara Wambach	787,323	*
Kathleen Fong-Lee	0	*
Susan Powers	13,797	*
All directors, director nominees and executive officers as a group (9 persons)(9)	54,010,131	62

*	Less than 1%

(1)	Number of shares beneficially owned and the percentage of shares beneficially owned are based on 86,763,753 shares outstanding as of September 1, 2009. We determine beneficial ownership in accordance with the rules of the SEC and a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon exercise of outstanding options. Shares of common stock subject to options granted under bebe’s 1997 Plan, as amended, that are currently exercisable or exercisable within 60 days of September 1, 2009 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the number of shares beneficially owned and the percentage of ownership of such person, but are not deemed to be outstanding or to be beneficially owned for the purpose of computing the percentage of ownership of any other person. Except as indicated in the footnotes to the table and subject to applicable community property laws, based on information provided by the persons named in the table, we believe that the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Unless otherwise noted, the address of each beneficial owner is c/o bebe stores, inc., 400 Valley Drive, Brisbane, California 94005.

(3)	Includes 357,750 shares held in trusts for the benefit of Mr. Mashouf’s children, as to which Mr. Mashouf disclaims beneficial ownership. Includes 464,762 shares held by the Manny Mashouf Charitable Remainder Trust of which Mr. Mashouf is trustee, and 45,454,176 shares owned by the Manny Mashouf Family Trust. Manny Mashouf is the trustee of the Mashouf Family Trust. Mr. Mashouf has pledged 25 and 4 million shares, respectively, to certain lending institutions to support personal loans. If some or all of these shares were foreclosed upon following a default under these loans, this could result in Mr. Mashouf no longer owning a majority of our shares.

(4)	Shares held by the Neda Mashouf Trust, dated March 20, 2007, of which Neda Mashouf is trustee.

(5)	Includes 28,517 shares subject to options exercisable within 60 days of September 1, 2009, 3,669 shares subject to restricted stock units as to which the restriction lapses on November 4, 2009, and

12,027 shares subject to restricted stock units as to which the restriction lapses upon termination of Ms. Bass’s service as a director.

(6)	Includes 28,517 shares subject to options exercisable within 60 days of September 1, 2009, 3,669 shares subject to restricted stock units as to which the restriction lapses on November 4 , 2009, and 4,830 shares subject to restricted stock units as to which the restriction lapses upon termination of Ms. Cohen’s service as a director.

(7)	Includes 28,517 shares subject to options exercisable within 60 days of September 1, 2009, 3,669 shares subject to restricted stock units as to which the restriction lapses on November 4, 2009, and 12,027 shares subject to restricted stock units as to which the restriction lapses upon termination of Mr. Federico’s service as a director.

(8)	Includes 28,517 shares subject to options exercisable within 60 days of September 1, 2009, 3,669 shares subject to restricted stock units as to which the restriction lapses on November 4, 2009, and 4,830 shares subject to restricted stock units as to which the restriction lapses upon termination of Mr. Wang’s service as a director.

(9)	Includes an aggregate of 128,744 shares subject to options exercisable within 60 days of September 1, 2009 held by the directors and executive officers, an aggregate of 14,676 shares subject to restricted stock units held by Ms. Bass, Ms. Cohen, Mr. Wang and Mr. Federico as to which the restriction lapses on November 4, 2009, and an aggregate of 33,714 shares subject to restricted stock units as to which the restriction lapses upon termination of the services of Ms. Bass, Ms. Cohen, Mr. Wang and Mr. Federico as directors as discussed in the footnotes above.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires our executive officers, directors and persons who beneficially own more than 10% of bebe’s common stock (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. Based solely on our review of the forms received by us or written representations from certain Reporting Persons, we believe that all Reporting Persons complied with all applicable reporting requirements during the fiscal year ended July 4, 2009.

Equity Compensation Plan Information

The following table provides information as of July 4, 2009 with respect to shares of our common stock that may be issued under our existing equity compensation plans.

	Number of
	Securities to be
	Issued Upon	Weighted-Average	Number of
	Exercise of	Exercise Price of	Securities
	Outstanding	Outstanding	Remaining
	Options, Warrants	Options, Warrants	Available for
	and Rights	and Rights	Future Issuance
	(a)	(b)	(c)

Equity compensation plans approved by stockholders	5,320,912	$11.85	3,848,226

Equity compensation plans not approved by stockholders	0	0	0

Total	5,320,912	$11.85	3,848,226

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the quality of our financial statements and our financial reporting on behalf of the board of directors. Management has the primary responsibility for the financial statements, maintaining appropriate accounting and financial reporting principles and policies and the reporting process, including internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations and providing a report on management’s assessment of our internal control over financial reporting. Deloitte & Touche LLP, our independent registered public accountant, is responsible for performing an independent audit of our consolidated financial statements, expressing an opinion as to the conformity of our audited financial statements with accounting principles generally accepted in the United States, and providing an attestation report on management’s assessment of our internal control over financial reporting.

The Audit Committee consists of three directors each of whom, in the judgment of the board, is an independent director for purposes of the Nasdaq Listing Rules as they apply to audit committee members.

The Audit Committee has discussed and reviewed with Deloitte & Touche, LLP all matters required by the applicable regulations prescribed by the Public Company Accounting Oversight Board and Securities and Exchange Commission. The Audit Committee also received from Deloitte & Touche, LLP written disclosures and the letter, required by the applicable regulations of the Public Company Accounting Oversight Board, regarding the independent accountant’s independence. The Audit Committee has discussed the matter of independence of Deloitte & Touche LLP with that firm, including a review of both audit and non-audit fees, and satisfied itself as to the auditors’ independence.

The Audit Committee has reviewed and discussed with management and Deloitte & Touche LLP the audited financial statements. The Audit Committee has met with Deloitte & Touche LLP, with and without management present, to discuss the overall scope of Deloitte & Touche LLP’s audit, the results of its examinations, its evaluations of our internal controls and the overall quality of our financial reporting.

Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended July 4, 2009.

Caden Wang, Chair
Corrado Federico
Cynthia Cohen

SHAREHOLDER PROPOSALS TO BE PRESENTED
AT NEXT ANNUAL MEETING

Shareholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable SEC rules. For a shareholder proposal to be included in our proxy materials for the 2010 annual meeting, we must receive the proposal at our principal executive offices, addressed to the Secretary, not later than June 17, 2010. In addition, stockholder business that is not intended for inclusion in our proxy materials may be brought before the annual meeting so long as we receive notice of the proposal in compliance with the requirements set forth in our bylaws, addressed to the Secretary at our principal executive offices, not later than June 17, 2010.

TRANSACTION OF OTHER BUSINESS

At the date of this proxy statement, the only business which the board of directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

Manny Mashouf
Chief Executive Officer and Chairman of the Board
Brisbane, California
October 15, 2009

. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card
X PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2. 1. Election of Directors: For Withhold For Withhold For Withhold 01 - Manny Mashouf 02 — Barbara Bass 03 — Cynthia Cohen 04 — Corrado Federico 05 — Caden Wang For Against Abstain 2. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending July 3, 2010. B Non-Voting Items Change of Address — Please print new address below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Sign exactly as your name(s) appears on your stock certificate. If shares of stock stand on record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the above proxy. If shares of stock are held of record by a corporation, the proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute the above proxy for a deceased stockholder should give their full title. Please date the proxy. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

. PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
Proxy — bebe stores, inc. Proxy for 2009 Annual Meeting of Shareholders
Solicited by the Board of Directors The undersigned hereby constitutes and appoints Manny Mashouf and Larry Smith, and each of them, as his or her true and lawful agents and proxies with full power of substitution to represent the undersigned and to vote all of the shares of stock in bebe stores, inc. which the undersigned is entitled to vote at the bebe stores 2009 Annual Meeting of Shareholders to be held at the Company’s principal executive offices located at 400 Valley Drive, Brisbane, California 94005 on November 3, 2009 at 9:00 a.m. local time, and at any adjournment thereof (1) as hereinafter specified upon the proposals listed below and as more particularly described in bebe’s proxy statement, receipt of which is acknowledged and (2) in their discretion upon such other matters as may properly come before the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING. This proxy when properly executed will be voted in the manner directed herein. If no direction is made, such shares shall be voted FOR the Company’s nominees for election to the Board of Directors, and FOR ratification of Deloitte & Touche LLP, and as said proxies deem advisable on such other matters as may properly come before the meeting. Even if you are planning to attend the meeting in person, you are urged to sign and mail the proxy in the return envelope so that your stock may be represented at the meeting.